[Aetna Logo]	[Humana Logo]
151 Farmington Avenue Hartford, CT 06156	500 West Main Street Louisville, KY 40202
Media Contact: T.J. Crawford 212-457-0583 crawfordt2@aetna.com	Media Contact: Tom Noland 502-580-3674 tnoland@humana.com
Investor Contact: Joe Krocheski 860-273-0896 krocheskij@aetna.com	Investor Contact: Regina Nethery 502-580-3644 rnethery@humana.com

News Release __________________________________________________________

AETNA AND HUMANA TO VIGOROUSLY DEFEND THEIR PENDING TRANSACTION
-- COMBINED COMPANY WOULD IMPROVE AFFORDABILITY, QUALITY AND CONSUMER
CHOICE --
HARTFORD, Conn. and LOUISVILLE, Ky., July 21, 2016 - Aetna (NYSE: AET) and Humana Inc. (NYSE: HUM) today announced plans to vigorously defend the companies’ pending merger in response to a U.S. Department of Justice (DOJ) lawsuit seeking to block the transaction. A combined company is in the best interest of consumers, particularly seniors seeking affordable, high-quality Medicare Advantage (MA) plans.

The Aetna-Humana transaction offers tremendous value to consumers:

•	More Medicare options will be available in more regions. Aetna and Humana will be able to expand their offerings to more geographies, creating more options for consumers.

•	These options will offer greater quality. Aetna and Humana have the greatest number of Medicare Advantage plans rated four stars and higher, and will bring their best practices together.

•	These options will cost less. By making health care more efficient and effective, Aetna and Humana will eliminate waste and decrease costs for members.

Aetna/2

•
These options will come with new products, tools and services that consumers want - and need. Together, we have the team, talent and technology to develop customized products, tools and services that deliver a better experience.

The facts do not support the basis for DOJ action:

•
There is robust competition in Medicare. Approximately 70 percent of Medicare beneficiaries elect to participate in traditional Medicare, administered by the government, and that option competes with MA plans administered by companies like Aetna and Humana. Seniors can choose from, or switch between, traditional Medicare and an MA plan every year, or change from one MA plan to another; data show many take advantage of these options. A combined company would serve only 8 percent of total Medicare beneficiaries.

•
Within MA, there is an abundance of choice for seniors, and built-in protections. In fact, 178 MA organizations offer plans, with 28 new organizations entering MA between 2012 and 2015 alone. Ninety-one percent of Medicare beneficiaries can choose from at least five MA options. Each of these plans faces rigorous government regulation to protect consumers and promote affordability.

•
To date, regulators in 18 of 20 states where change of control applications are required have approved the transaction, with remaining reviews underway. This is telling, because health care is delivered locally.

•
Any perceived competition concerns can be addressed through divestitures. Though the companies do not believe divestitures are necessary, significant and well-established industry players have already submitted bids for MA assets in certain states that regulators may require to be divested. Such sales would lead to alternative offerings or new entrants in these areas, protecting competition and consumer choice.

A combined company will result in a broader choice of products, access to higher quality and more affordable care, and a better overall experience for consumers. Aetna and Humana look forward to making this clear in court, where a judge will review the transaction based on its merits.

Aetna/3

For more information on the competitive dynamics of traditional Medicare and Medicare Advantage, visit http://www.aetnaandhumana.com/wp- content/uploads/2016/07/Medicare_MA_Competitive-R5-7-16.pdf.

For more information on the overall benefits of a combined Aetna-Humana, visit http://www.aetnaandhumana.com/why-were-combining/building-a-healthier-world/.

About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 46.5 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com and learn about how Aetna is helping to build a healthier world. @AetnaNews

About Humana
Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

Cautionary Statement; Additional Information

Certain information in this press release regarding Aetna Inc. (“Aetna”) and/or Humana Inc. (“Humana”) is forward- looking, including Aetna’s and Humana’s anticipated actions regarding the pending DOJ litigation; the impact of Aetna’s proposed acquisition of Humana (the “Transaction”) on consumers, particularly those who purchase Medicare Advantage Plans; a combined company’s post-closing membership; the impact any divestitures on competition in any geography; the anticipated benefits of a combined company following the completion of the Transaction; and the other anticipated benefits of the transaction. Forward-looking information is based on management’s estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s and/or Humana’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the outcome of the pending litigation in which the DOJ is seeking to block the Transaction; the timing to consummate the Transaction if it is not blocked; the terms and timing of any divestitures undertaken to obtain required regulatory approvals; the risk that a condition to closing of the Transaction may not be satisfied or that the closing of the Transaction otherwise does not occur; the risk that a regulatory approval that may be required for the Transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the outcome of various litigation matters related to the Transaction that are in addition to the pending DOJ litigation; the diversion of management time on transaction-related issues (including the pending DOJ litigation); unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu or otherwise; changes in membership mix to higher cost or lower-premium products or membership adverse selection; medical cost increases resulting from unfavorable changes in contracting or re- contracting with providers (including as a result of provider consolidation and/or integration); and increased pharmacy costs (including in Aetna’s and/or Humana’s health insurance exchange products)); the profitability of Aetna’s and Humana’s public health insurance exchange products, where membership (particularly members who join during special election periods) may have more adverse health status and/or higher medical benefit utilization than Aetna and/or Humana projected; uncertainty related to Aetna’s and Humana’s accruals for health care reform’s reinsurance, risk adjustment and risk corridor programs (“3R’s”); uncertainty related to the funding for and final reconciliations with respect to health care reform's risk management and subsidy programs; the implementation of health care reform legislation, including collection of health care reform fees, assessments and taxes through increased premiums; adverse legislative, regulatory and/or judicial changes to or interpretations of existing health care reform legislation and/or regulations (including those relating to minimum medical loss ratio (“MLR”) rebates); the implementation of health insurance exchanges; Aetna’s

Aetna/4

and Humana’s ability to offset Medicare Advantage and PDP rate pressures; and changes in Aetna’s and Humana’s future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will continue to significantly impact Aetna’s and Humana’s business operations and financial results, including Aetna’s and Humana’s pricing and medical benefit ratios. Key components of the legislation will continue to be phased in through 2020, and Aetna and Humana will be required to dedicate material resources and incur material expenses during 2016 to implement health care reform. Significant parts of the legislation, including aspects of public health insurance exchanges, nondiscrimination requirements, reinsurance, risk corridor and risk adjustment, continue to evolve through the promulgation of regulations and guidance at the federal level. In addition, pending efforts in the U.S. Congress to amend or restrict funding for various aspects of health care reform and pending litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include: adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect Aetna’s and/or Humana’s business model, restrict funding for or amend various aspects of health care reform, limit Aetna’s and/or Humana’s ability to price for the risk it assumes and/or reflect reasonable costs or profits in its pricing, such as mandated minimum medical benefit ratios, or eliminate or reduce ERISA pre-emption of state laws (increasing Aetna’s and/or Humana’s potential litigation exposure)); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); reputational or financial issues arising from Aetna’s and/or Humana’s social media activities, data security breaches, other cybersecurity risks or other causes; Aetna’s ability to diversify Aetna’s sources of revenue and earnings (including by developing, operating and expanding Aetna's consumer business and expanding Aetna’s foreign operations), transform Aetna’s business model, develop new products and optimize Aetna’s business platforms; the success of Aetna’s Healthagen® (including Accountable Care Solutions and health information technology) initiatives; adverse changes in size, product or geographic mix or medical cost experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to Aetna and/or Humana; failure to adequately implement health care reform; the outcome of various litigation and regulatory matters, including audits, challenges to Aetna’s and/or Humana’s minimum MLR rebate methodology and/or reports, guaranty fund assessments, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of Aetna’s and/or Humana’s payment practices with respect to out-of-network providers, other providers and/or life insurance policies; Aetna’s ability to integrate, simplify, and enhance Aetna’s existing products, processes and information technology systems and platforms to keep pace with changing customer and regulatory needs; Aetna’s ability to successfully integrate Aetna’s businesses (including Humana, Coventry, bswift LLC and other businesses Aetna may acquire in the future) and implement multiple strategic and operational initiatives simultaneously; Aetna’s and/or Humana’s ability to manage health care and other benefit costs; adverse program, pricing, funding or audit actions by federal or state government payors, including as a result of sequestration and/or curtailment or elimination of the Centers for Medicare & Medicaid Services’ star rating bonus payments; Aetna’s ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; failure by a service provider to meet its obligations to Aetna or Humana; Aetna’s and Humana’s ability to develop and maintain relationships (including collaborative risk-sharing agreements) with providers while taking actions to reduce medical costs and/or expand the services each company offers; Aetna’s ability to demonstrate that Aetna’s products and processes lead to access to quality affordable care by Aetna’s members; Aetna’s and/or Humana’s ability to maintain their relationships with third-party brokers, consultants and agents who sell their products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; a downgrade in Aetna’s financial ratings; and adverse impacts from any failure to raise the U.S. Federal government’s debt ceiling or any sustained U.S. Federal government shut down. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2015 Annual Report on Form 10-K (“Aetna’s 2015 Annual Report”) and Aetna’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (“Aetna’s Quarterly Report”), each on file with the Securities and Exchange Commission ("SEC"). For more discussion of important risk factors that may materially affect Humana, please see the risk factors contained in Humana’s 2015 Annual Report on Form 10-K (“Humana’s 2015 Annual Report”) and Humana’s Current Reports on Form 8-K filed or furnished during 2016, each on file with the SEC. You should also read Aetna’s 2015 Annual Report and Aetna’s Quarterly Report for a discussion of Aetna’s historical results of operations and financial condition. You should also read Humana’s 2015 Annual Report and Humana’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, each on file with the SEC, for a discussion of Humana’s historical results of operations and financial condition. Neither Aetna nor Humana assumes any duty to update or revise forward-looking statements for any reason, whether as a result of new information, future events or otherwise.